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                                                           EXEL Limited

                                                           Cumberland House
                                                           One Victoria Street
                                                           P.O. Box HM 2245
                                                           Hamilton, HM JX
                                                           Bermuda

                                                           Phone: (441) 292-8515
                                                           Fax:   (441) 292-5280



NEWS RELEASE

IMMEDIATE

Contact:  Gavin R. Arton
-------   (441) 292-8515


                      EXEL LIMITED COMPLETES TENDER OFFER
               FOR MORE THAN 90 PER CENT OF GCR HOLDINGS LIMITED

HAMILTON, BERMUDA, June 12, 1997 -- EXEL Limited (NYSE: XL) announced today that the cash offer made by its wholly-owned subsidiary, Exel Acquisitions Ltd., for all of the outstanding ordinary shares of GCR Holdings Limited (NASDAQ: GCREF) expired, as scheduled, at 12:00 midnight on Wednesday, June 11, 1997. Based on information provided by the Depositary, a total of approximately 23,071,143 shares of GCR Holdings Limited (or approximately 90 per cent of the outstanding shares of GCR) were validly tendered pursuant to its cash offer.

EXEL Limited, through its subsidiary making the offer, has accepted for purchase, all shares validly tendered prior to the expiration of the offer. The acceptance of these shares in the tender offer results in EXEL Limited's ownership of in excess of 90 per cent of GCR's outstanding ordinary shares.

In the next step of the acquisition, pursuant to a compulsory acquisition of shares under Cayman Islands law, EXEL Acquisition Ltd. intends to give notice to all holders of the then outstanding shares (other than shares held by EXEL Limited or any of its subsidiaries) that EXEL Acquisition

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Ltd. intends to acquire compulsorily such shares at $27.00 per share in cash.
In addition, pursuant to the Agreement and Plan of Amalgamation between EXEL and GCR, members of GCR's board of directors, other than two outside directors, have tendered their resignations and are being replaced by designees of EXEL, which will occur as soon as practicable. Further, the ordinary shares of GCR will be deregistered under the United States securities laws and delisted from the Nasdaq National Market as soon as practicable.

EXEL Limited, through X.L. Insurance Company, Ltd., X.L. Europe Insurance and X.L. Reinsurance Company, Ltd. is a leading provider of general liability, directors and officers liability, employment practices and professional liability, X.L. Risk Solutions, political risk, excess property insurance and reinsurance coverages to industrial, commercial and professional service firms and other enterprises on a worldwide basis.


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